EXHIBIT 10.1

The following changes to the compensation of the non-employee members of the Board of Directors of Foot Locker, Inc. are effective as of January 1, 2005:

•	Annual retainer fee of $80,000;
•	Additional retainer fee of $10,000 for the Audit Committee Chair;
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Additional retainer fee of $7,500 for the Chairs of each of the Compensation and Management Resources Committee, the Nominating and Corporate Governance Committee, the Finance and Strategic Planning Committee, and the Retirement Plan Committee; and

•	Meeting fee of $1,500 for each Board and committee meeting attended.

As provided under the Foot Locker 2002 Directors Stock Plan, one-half of the directors’ annual retainer fee, including committee chair retainer fees, is payable in cash and one-half is payable in shares of the Company’s Common Stock.

The annual stock option grant for non-employee directors under the Foot Locker 2002 Directors Stock Plan was not changed.  Each non-employee director receives a stock option grant on the first business day of the fiscal year, and the number of shares is calculated by dividing $50,000 by the average of the high and low prices of a share of the Company’s Common Stock on the date of grant.